Exhibit 99.1

NEWS RELEASE

Dynegy Inc.  •  601 Travis Street  •  Suite 1400 •  Houston, Texas  • 77002   •  www.dynegy.com

FOR IMMEDIATE RELEASE	NR13-10

DYNEGY CLOSES $1.3 BILLION TERM LOAN FACILITIES, $475 MILLION REVOLVING CREDIT FACILITY

HOUSTON (April 23, 2013) — Dynegy Inc. (NYSE:DYN) has closed $1.775 billion in new credit facilities including $1.3 billion in new senior, secured term loans and a $475 million corporate revolver. The proceeds of the term loans were used, together with cash on hand, to repay existing indebtedness at its Dynegy Power, LLC (GasCo) and Dynegy Midwest Generation, LLC (CoalCo) subsidiaries and fund related transaction fees and expenses. The two term loans, totaling $800 million and $500 million, mature in 2020 and are priced at LIBOR plus 300 basis points with a LIBOR floor of one percent. The loans were offered to investors below par with an original issue discount of 99.5. The new 5-year, $475 million revolving credit facility at Dynegy Inc. replaces an existing $150 million GasCo revolving credit facility. The interest rate charged on borrowings under the revolver will be LIBOR plus 275 basis points with no LIBOR floor.

Credit Suisse, Morgan Stanley, Bank of America Merrill Lynch, Barclays, Deutsche Bank, Goldman Sachs, J.P. Morgan, Royal Bank of Canada and UBS acted as lead arrangers and Union Bank of California acted as co-manager for the Term Loan facilities. All are lenders under the revolving credit facility.

ABOUT DYNEGY

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 2,980 megawatts of primarily coal-fired baseload power plants.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning Dynegy’s use of proceeds. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2012 Form 10-K. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Dynegy Inc. Contacts: Media: Katy Sullivan, 713.767.5800; Analysts: 713.507.6466